Exhibit 10.10

September 26, 2001

Mr. Lawrence W. Kellner

President

Continental Airlines, Inc.

1600 Smith, Dept. HQSEO

Houston, TX 77002

Dear Larry:

The purpose of this letter is to set forth your agreement to forego voluntarily your salary and cash bonuses which may otherwise be earned by you as an employee of Continental Airlines, Inc. (the "Company") with respect to the period between September 26, 2001 and December 31, 2001 (the "Voluntary Period").

You agree that (i) the Company will not pay you any salary or cash bonuses otherwise earned by you, as an employee of the Company, with respect to your service during the Voluntary Period, (ii) as a result of this letter agreement you have no right to receive such salary or cash bonuses, and (iii) such non-payment shall not constitute a breach of your employment agreement with the Company, or a breach of any obligation that the Company has to you under the Company's Executive Bonus Performance Award Program or otherwise.

This agreement shall not reduce or otherwise adversely affect your annual base rate of pay or any other amount earned or payable to you under your employment agreement or otherwise (including under your supplemental executive retirement plan or upon termination of employment), such that any salary or bonus foregone will be deemed to have been in effect and earned or paid to you for purposes thereof, or under any other incentive or other compensation earned by or payable to you as an employee of the Company (whether or not with respect to, in whole or in part, the Voluntary Period), including any long term incentive or equity based compensation, and shall not affect payment or earning of any salary or cash bonuses or any other compensation payable to or earned by you, as an employee of the Company, with respect to your service prior to or after the expiration of the Voluntary Period.

If you are in agreement with the foregoing, please sign the enclosed copy of this letter and return it to me.

Sincerely,

CONTINENTAL AIRLINES, INC.

Accepted and Agreed:

_____________________ By:___________________________

Lawrence W. Kellner Jeffery A. Smisek

Executive Vice President -

Corporate